Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2026 FISCAL SECOND QUARTER

Sioux Falls, S.D., April 22, 2026 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH), a U.S.-based financial holding company driven by its purpose to power financial inclusion for all, today reported its results for the 2026 fiscal second quarter. The Company reported net income of $72.9 million, or $3.35 per share, for the three months ended March 31, 2026, compared to net income of $75.0 million, or $3.14 per share, for the three months ended March 31, 2025.
CEO Brett Pharr said, "At the midpoint of our fiscal year, we continue to make good progress on our goals and execute on our long-term strategy — being the trusted platform that enables our partners to thrive. Our tax season is going very well with tax-related products leading the way in revenue growth for the quarter. Additionally, new and existing partnerships announced last year are developing nicely and the Partner Solutions pipeline remains robust. Net interest income from our commercial finance loans also increased significantly as well. All in all, our core businesses remain healthy and we are pleased with the results achieved in the quarter."
Company Highlights
•The Company's subsidiary Pathward®, N.A. announced it became Certified™ by Great Place To Work® for the fourth year in a row. This year, 88% of employees surveyed said Pathward is a Great Place To Work® – 31 points higher than the typical U.S. company. Great Place to Work® describes itself as the global authority on workplace culture, employee experience, and the leadership behaviors proven to deliver market-leading revenue, employee retention and increased innovation.
Financial Highlights for the 2026 Fiscal Second Quarter
All highlights are compared to the same fiscal quarter in the prior year period.
•Total revenue was $276.3 million, which was driven by a 9% increase in noninterest income. This was primarily driven by growth in card and deposit fees of 22%, refund advance and other tax fee income of 18%, and refund transfer product fees of 7%. Noninterest income represented 55% of total revenue.
•New loan originations, excluding tax services, increased from $902 million to $1.31 billion, primarily driven by the new contract announced during fiscal 2025 within consumer finance.
•Annualized return on average assets was 3.56% and return on average tangible equity was 54.41%.
•The Company repurchased 855,201 shares of common stock at an average share price of $84.15. As of March 31, 2026, there were 3,430,811 shares available for repurchase under the current common stock share repurchase program.
Tax Season
All reported numbers are for the six months ended March 31, 2026 and are compared to the same fiscal period in the prior year.
Total tax services product revenue was $95.7 million, an increase of 13% compared to the prior year. This was driven by an increase in the number of refund advances, as well as higher origination volumes and an increase in refund transfers. Total tax services product fee income increased by $10.6 million and net interest income on tax services loans increased $0.2 million. Total tax services product expense increased $0.8 million when compared to the prior year.

Provision for credit losses for the tax services portfolio decreased $4.4 million when compared to the prior year as a result of the continued work on enhancing underwriting models and data analytics capabilities.
Total tax services product income, net of losses and direct product expenses, increased 30% to $62.0 million from $47.6 million. This increase is the result of significant work to grow this business, increase market share and evolve the underwriting model.
For the 2026 tax season through March 31, 2026, the Company originated $1.87 billion in refund advance loans compared to $1.66 billion during the 2025 tax season.
Net Interest Income
Net interest income for the second quarter of fiscal 2026 was $125.1 million, a decrease of 8% compared to the same quarter in fiscal 2025, which was primarily driven by decreases in interest income of $12.8 million on the consumer finance portfolio and $4.2 million of cash and fed funds sold. Interest income on the consumer finance portfolio was impacted by the sale of a portfolio in October 2025 that was previously accounted for using a gross accounting methodology, and therefore, recorded at higher yields with offsetting entries not included in net interest income. Partially offsetting that decrease, interest income from commercial finance loans and leases increased $8.4 million over that same period.
The Company’s average interest-earning assets for the second quarter of fiscal 2026 decreased by $107.4 million to $7.65 billion compared to the same quarter in fiscal 2025 due to decreases in the average outstanding balances in cash and fed funds sold and total investments securities. The decrease was partially offset by an increase in the average outstanding balance of total loans and leases. These results are expected as the Company continues to shift the balance sheet toward higher returning assets. The second quarter average outstanding balance of loans and leases increased $437.9 million compared to the same quarter of the prior fiscal year due to increases in the commercial finance and tax services portfolios, partially offset by decreases in the consumer finance and warehouse finance portfolios.
Fiscal 2026 second quarter net interest margin ("NIM") decreased to 6.63% from 7.12% in the second fiscal quarter of 2025 primarily due to the aforementioned sale of the consumer finance portfolio in October 2025. When including contractual, rate-related processing expense associated with deposits on the Company's balance sheet and excluding the gross interest income on consumer finance loans, NIM would have been 5.32% in the fiscal 2026 second quarter compared to 5.09% during the fiscal 2025 second quarter. See non-GAAP reconciliation table at the end of the press release. The overall reported tax-equivalent yield (“TEY”) on average interest-earning assets decreased 48 basis point to 6.95% compared to the prior year quarter. The yield on the loan and lease portfolio was 8.43% compared to 9.54% for the comparable period last year and the TEY on the securities portfolio was 3.06% compared to 3.11% over that same period. The decreases in the TEY on average interest-earning assets and the yield on the loan and lease portfolio were also primarily driven by the aforementioned sale of the consumer finance portfolio.
The Company's cost of funds for all deposits and borrowings averaged 0.33% during the fiscal 2026 second quarter, as compared to 0.32% during the prior year quarter. The Company's overall cost of deposits was 0.25% in the fiscal second quarter of 2026, as compared to 0.23% during the prior year quarter. When including contractual, rate-related processing expense associated with deposits on the Company's balance sheet, the Company's overall cost of deposits was 1.63% in the fiscal 2026 second quarter, a decrease from 1.75% during the prior year quarter primarily reflecting a lower rate environment. See non-GAAP reconciliation table at the end of the press release.
Noninterest Income
Fiscal 2026 second quarter noninterest income increased 9% to $151.2 million, compared to $138.5 million for the same period of the prior year. The increase was driven by increases in refund advance and other tax fee income, card and deposit fees, and refund transfer product fees, partially offset by decreases in secondary market revenue and rental income. Secondary market revenue in the prior year period was elevated by the gain from a portfolio sale within working capital. That gain was partially offset by a loss on sale of securities and a loss on divestiture that were also recognized in the prior year period.

Servicing fee income on custodial deposits totaled $7.8 million during the 2026 fiscal second quarter, as compared to $3.4 million for the fiscal quarter ended December 31, 2025, and $6.5 million for the same period of the prior year. The sequential and year-over-year increases in servicing fee income on custodial deposit balances held at partner banks was due to higher quarterly average deposits balances held at partner banks.
Noninterest Expense
Noninterest expense decreased 3% to $143.5 million in the second quarter of fiscal 2026, compared to $148.2 million for the same quarter last year. The decrease was primarily attributable to reductions in card processing and other expense, partially offset by increases in compensation and benefits and building and software expense. We believe that the Company continues to manage expenses well while simultaneously investing in people, processes and systems to execute on its long-term strategy.
Card processing expense is primarily driven by rate-related agreements with Partner Solutions relationships. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the effective federal funds rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 66% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2026 second quarter. For the fiscal quarter ended March 31, 2026, contractual, rate-related processing expense was $25.4 million, as compared to $23.8 million for the fiscal quarter ended December 31, 2025, and $28.4 million for the fiscal quarter ended March 31, 2025.
Income Tax Expense
The Company recorded an income tax expense of $14.2 million, representing an effective tax rate of 16.2% for the fiscal 2026 second quarter, compared to an income tax expense of $16.2 million, representing an effective tax rate of 17.7%, for the second quarter last fiscal year. The current quarter decrease in income tax expense compared to the prior year quarter was primarily driven by research tax credits.
The Company originated $8.0 million in renewable energy leases during the fiscal 2026 second quarter, resulting in $2.0 million in total net investment tax credits. During the second quarter of fiscal 2025, the Company originated $1.9 million in renewable energy leases resulting in $0.5 million in total net investment tax credits. For the six months ended March 31, 2026, the Company originated $27.7 million in renewable energy leases, compared to $11.2 million for the comparable prior year period. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.

Investments, Loans and Leases

(Dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total investments	$1,299,421	$1,338,709	$1,357,151	$1,397,613	$1,442,855

Loans held for sale
Term lending	—	5,000	—	5,736	—
Lease financing	566	619	690	93	—
SBA/USDA	20,811	31,338	15,654	9,564	15,188
Consumer finance	31,695	51,012	163,077	34,374	30,579
Total loans held for sale	53,072	87,969	179,421	49,767	45,767

Term lending	2,501,855	2,506,777	2,302,540	2,003,699	1,766,432
Asset-based lending	660,220	629,317	593,265	610,852	542,483
Factoring	213,269	213,888	217,501	241,024	224,520
Lease financing	126,902	136,505	149,236	134,214	134,856
SBA/USDA	536,637	520,461	511,488	674,902	701,736
Other commercial finance	73,694	140,229	149,939	153,321	154,728
Commercial finance	4,112,577	4,147,177	3,923,969	3,818,012	3,524,755
Consumer finance	90,912	132,045	93,319	226,380	246,202
Tax services	60,191	62,049	2,532	37,419	55,973
Warehouse finance	604,642	641,669	645,186	664,110	643,124
Total loans and leases	4,868,322	4,982,940	4,665,006	4,745,921	4,470,054
Net deferred loan origination costs (fees)	(1,157)	(85)	(98)	(2,597)	(5,184)
Total gross loans and leases	4,867,165	4,982,855	4,664,908	4,743,324	4,464,870
Allowance for credit losses	(98,279)	(58,840)	(53,319)	(105,995)	(102,890)
Total loans and leases, net	$4,768,886	$4,924,015	$4,611,589	$4,637,329	$4,361,980
The Company's investment security balances at March 31, 2026 totaled $1.30 billion, as compared to $1.34 billion at December 31, 2025 and $1.44 billion at March 31, 2025. The year-over-year decrease was primarily related to normal paydown activity of investment security balances and the sale of investment securities AFS during the fourth quarter of fiscal 2025.
Total gross loans and leases totaled $4.87 billion at March 31, 2026, as compared to $4.98 billion at December 31, 2025 and $4.46 billion at March 31, 2025. The drivers for the sequential quarter decrease were decreases in the consumer finance, warehouse finance, and the commercial finance portfolios. The year-over-year increase was due to growth in the commercial finance and seasonal tax services portfolios, partially offset by a decrease in the consumer finance portfolio due to the aforementioned loan sale within that portfolio in October 2025, as well as a decrease in the warehouse finance portfolio.
Commercial finance loans, which comprised 84% of the Company's loan and lease portfolio, totaled $4.11 billion at March 31, 2026, reflecting a decrease of $34.6 million, or 1%, from December 31, 2025 and an increase of $587.8 million, or 17%, from March 31, 2025. The sequential quarter decrease in the commercial finance portfolio was primarily driven by a decrease of $66.5 million in other commercial finance, partially offset by a $30.9 million increase in asset-based lending. The year-over-year increase was primarily driven by an increase of $735.4 million in term lending and an increase of $117.7 million in asset-based lending, partially offset by a decrease of $165.1 million in SBA/USDA and a decrease of $81.0 million in other commercial finance. These changes are primarily the result of the Company's efforts to optimize the balance sheet.

Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $98.3 million at March 31, 2026, an increase compared to $58.8 million at December 31, 2025 and a decrease compared to $102.9 million at March 31, 2025. The sequential increase in the ACL was primarily due to an increase of $34.2 million in the allowance related to the seasonal tax services portfolio and an increase of $7.7 million in the allowance related to the commercial finance portfolio, partially offset by a $2.5 million decrease in the allowance related to the consumer finance portfolio.
The $4.6 million year-over-year decrease in the ACL was primarily driven by a decrease in the allowance related to the consumer finance portfolio of $23.1 million, partially offset by a $17.0 million increase in the allowance related to the commercial finance portfolio and a $1.5 million increase in the allowance related to the seasonal tax services portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Commercial finance	1.36%	1.16%	1.18%	1.27%	1.10%
Consumer finance	7.25%	6.85%	6.88%	11.69%	12.04%
Tax services	58.63%	1.71%	—%	81.32%	60.35%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	2.02%	1.18%	1.14%	2.23%	2.30%
Total loans and leases excluding tax services	1.31%	1.17%	1.14%	1.60%	1.57%

The Company's ACL as a percentage of total loans and leases increased to 2.02% at March 31, 2026 from 1.18% at December 31, 2025 and decreased from 2.30% at March 31, 2025. The sequential increase in the total loans and leases coverage ratio was primarily driven by the seasonality in the tax services portfolio, along with an increase in the ACL related to the commercial finance portfolio. The year-over-year decrease in the total loans and leases coverage ratio was primarily driven by the decrease in the ACL related to the decrease in the consumer finance portfolio due to the aforementioned sale of the consumer finance portfolio in October 2025. The year-over-year decrease in the total loans and leases coverage ratio was partially offset by an increase in the ACL related to the commercial finance portfolio.

Activity in the ACL for the periods presented was as follows.

(Unaudited)	Three Months Ended			Six Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025
Beginning balance	$58,840	$53,319	$74,337	$53,319	$71,765
Provision (reversal of) - tax services loans	24,476	(1,398)	26,178	23,078	27,479
Provision (reversal of) - all other loans and leases	20,800	4,706	8,750	25,506	26,292
Charge-offs - tax services loans	—	—	—	—	(741)
Charge-offs - all other loans and leases	(16,767)	(3,407)	(15,001)	(20,174)	(31,987)
Recoveries - tax services loans	9,752	2,459	6,813	12,211	7,041
Recoveries - all other loans and leases	1,178	3,161	1,813	4,339	3,041
Ending balance	$98,279	$58,840	$102,890	$98,279	$102,890

The Company recognized a provision for credit losses of $45.6 million for the quarter ended March 31, 2026, compared to $35.3 million for the comparable period in the prior fiscal year. The year-over-year increase was primarily due to increases in the commercial finance portfolio of $19.0 million, partially offset by decreases in the consumer finance portfolio of $6.9 million and the tax services portfolio of $1.7 million. The Company recognized net charge-offs of $5.8 million for the quarter ended March 31, 2026, compared to net charge-offs of $6.4 million for the quarter ended March 31, 2025. Net charge-offs attributable to the commercial finance portfolio and consumer finance portfolio were $14.5 million and $1.1 million, respectively, while net recoveries of $9.7 million were recognized in the seasonal tax services portfolio. Net charge-offs attributable to the commercial finance portfolio and consumer finance portfolio for the same quarter of the prior year were $6.9 million and $6.3 million, respectively, while net recoveries of $6.8 million were recognized in the tax services portfolio.
The Company's past due loans and leases were as follows for the periods presented.

As of March 31, 2026	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$53,072	$53,072	$—	$—	$—

Commercial finance	91,137	9,838	88,791	189,766	3,922,811	4,112,577	25,850	91,446	117,296
Consumer finance	985	492	417	1,894	89,018	90,912	417	—	417
Tax services	1,454	—	—	1,454	58,737	60,191	—	—	—
Warehouse finance	—	—	—	—	604,642	604,642	—	—	—
Total loans and leases held for investment	93,576	10,330	89,208	193,114	4,675,208	4,868,322	26,267	91,446	117,713

Total loans and leases	$93,576	$10,330	$89,208	$193,114	$4,728,280	$4,921,394	$26,267	$91,446	$117,713

As of December 31, 2025	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$148	$150	$235	$533	$87,436	$87,969	$235	$—	$235

Commercial finance	54,278	22,871	90,103	167,252	3,979,925	4,147,177	11,447	96,781	108,228
Consumer finance	1,383	691	602	2,676	129,369	132,045	602	—	602
Tax services	—	—	—	—	62,049	62,049	—	—	—
Warehouse finance	—	—	—	—	641,669	641,669	—	—	—
Total loans and leases held for investment	55,661	23,562	90,705	169,928	4,813,012	4,982,940	12,049	96,781	108,830

Total loans and leases	$55,809	$23,712	$90,940	$170,461	$4,900,448	$5,070,909	$12,284	$96,781	$109,065
The Company's nonperforming assets at March 31, 2026 were $119.8 million, representing 1.68% of total assets, compared to $111.5 million, or 1.47% of total assets at December 31, 2025 and $41.6 million, or 0.59% of total assets at March 31, 2025.
The increase in the nonperforming assets as a percentage of total assets at March 31, 2026, compared to December 31, 2025, was driven by an increase in nonperforming loans in the commercial finance portfolio. When comparing the current period to the same period of the prior year, the increase was driven by an increase in nonperforming loans in the commercial finance portfolio, partially offset by a decrease in nonperforming loans in the consumer finance portfolio.

The Company's nonperforming loans and leases at March 31, 2026, were $117.7 million, representing 2.39% of total gross loans and leases, compared to $109.1 million, or 2.15% of total gross loans and leases at December 31, 2025 and $39.8 million, or 0.88% of total gross loans and leases at March 31, 2025.
Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $7.14 billion for the quarter ended March 31, 2026, compared to $7.30 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2026 second quarter decreased by $160.3 million to $7.02 billion compared to the same period in fiscal 2025. The decrease in average deposits was primarily due to a decrease in noninterest-bearing deposits, partially offset by an increase in wholesale deposits and money market deposits.
Total end-of-period deposits increased 1% to $5.85 billion at March 31, 2026, from $5.82 billion at March 31, 2025. The increase in end-of-period deposits was primarily driven by an increase in money market deposits of $33.0 million and interest bearing checking of $32.9 million, partially offset by a decrease in noninterest-bearing deposits of $24.3 million.
As of March 31, 2026, the Company managed $1.07 billion of customer deposits at other banks in its capacity as custodian, compared to $1.05 billion as of December 31, 2025 and $1.12 billion as of March 31, 2025. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at March 31, 2026, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. The decrease in Tier 1 leverage capital ratio for the period as compared to the sequential quarter is the result of higher quarterly average assets related to the Company's seasonal tax business. The Bank's Tier 1 leverage capital ratio using end-of-period assets of 10.35% better reflects the expected capital position of the Company post-tax season. See non-GAAP reconciliation table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	March 31, 2026(1)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Company
Tier 1 leverage capital ratio	8.62%	9.51%	9.79%	9.78%	8.31%
Common equity Tier 1 capital ratio	12.65%	12.02%	12.70%	12.87%	13.64%
Tier 1 capital ratio	12.89%	12.26%	12.95%	13.12%	13.91%
Total capital ratio	14.52%	13.67%	14.27%	14.76%	15.57%
Bank
Tier 1 leverage ratio	8.85%	9.84%	10.00%	10.00%	8.51%
Common equity Tier 1 capital ratio	13.24%	12.67%	13.23%	13.43%	14.25%
Tier 1 capital ratio	13.24%	12.67%	13.23%	13.43%	14.25%
Total capital ratio	14.49%	13.73%	14.19%	14.68%	15.51%
(1) March 31, 2026 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total stockholders' equity	$850,677	$853,712	$857,454	$818,146	$814,046
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	284,471	284,815	285,158	285,482	285,865
LESS: Certain other intangible assets	17,306	17,746	18,077	17,091	16,363
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	1,207	5,877	5,733	2,669	5,788
LESS: Net unrealized (losses) on available for sale securities	(138,462)	(133,516)	(143,190)	(158,673)	(163,206)
LESS: Noncontrolling interest	(785)	(823)	(591)	(856)	(658)
ADD: Adoption of Accounting Standards Update 2016-13	—	—	1,788	1,788	1,788
Common Equity Tier 1(1)	686,940	679,613	694,055	674,221	671,682
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(382)	(437)	(307)	(513)	(381)
Total Tier 1 capital	700,219	692,837	707,409	687,369	684,962
Allowance for credit losses	68,278	59,687	52,455	65,960	62,042
Subordinated debentures, net of issuance costs	19,846	19,821	19,796	19,770	19,744
Total capital	$788,343	$772,345	$779,660	$773,099	$766,748
(1) Capital amounts and ratios are calculated in accordance with Basel III capital rules as implemented by U.S. banking regulators and reflect fully phased-in regulatory requirements applicable to the Company as of the reporting date.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, April 22, 2026. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-461-5787 approximately 10 minutes prior to start time and reference meeting ID 222526753.
The quarterly investor presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Partner Solutions and Commercial Finance business lines. These strategic business lines provide support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results, including our performance expectations and fiscal 2026 financial guidance; our fiscal 2026 goals and strategy; progress on key strategic initiatives; future performance and business prospects, including our Partner Solutions pipeline; our value proposition, including opportunities for revenue growth; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; impacts of our evolved operating model; expected nonperforming loan resolutions and net charge-off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology, including impacts of technology investments. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate and changes in international trade policies, tariffs, and treaties affecting imports and exports, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; trade disputes, barriers to trade or the emergence of trade restrictions; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses; the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions, which may be initiated by our regulators, and any related increases in compliance and other costs; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; emerging external focus among regulators and other officials related to risks in connection with the development and use of artificial intelligence; the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase; and the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, government shutdowns, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K, as amended, for the Company’s fiscal year ended September 30, 2025, and in the Company's other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
ASSETS
Cash and cash equivalents	$157,602	$331,217	$120,568	$258,343	$254,249
Securities available for sale, at fair value	1,271,353	1,310,047	1,327,843	1,367,340	1,411,520
Securities held to maturity, at amortized cost	28,068	28,662	29,308	30,273	31,335
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	25,480	24,310	24,708	29,451	24,276
Loans held for sale	53,072	87,969	179,421	49,767	45,767
Loans and leases	4,867,165	4,982,855	4,664,908	4,743,324	4,464,870
Allowance for credit losses	(98,279)	(58,840)	(53,319)	(105,995)	(102,890)
Accrued interest receivable	36,127	36,174	38,520	39,996	37,081
Premises, furniture, and equipment, net	42,254	42,370	40,632	39,799	39,542
Rental equipment, net	146,190	154,533	159,446	181,370	202,194
Goodwill and intangible assets	308,741	309,712	310,430	311,193	311,992
Other assets	274,626	311,196	329,879	284,983	274,850
Total assets	$7,112,399	$7,560,205	$7,172,344	$7,229,844	$6,994,786

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,851,696	6,350,394	5,886,947	6,005,246	5,819,209
Short-term borrowings	26,000	—	9,000	115,000	—
Long-term borrowings	33,508	33,482	33,456	33,431	33,405
Accrued expenses and other liabilities	350,518	322,617	385,487	258,019	328,125
Total liabilities	6,261,722	6,706,493	6,314,890	6,411,696	6,180,739

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	213	222	228	230	235
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	655,128	651,199	648,330	646,044	643,888
Retained earnings	340,744	346,529	359,830	337,321	341,775
Accumulated other comprehensive loss	(141,086)	(134,996)	(145,461)	(159,709)	(166,311)
Treasury stock, at cost	(3,537)	(8,419)	(4,882)	(4,882)	(4,882)
Total equity attributable to parent	851,462	854,535	858,045	819,004	814,705
Noncontrolling interest	(785)	(823)	(591)	(856)	(658)
Total stockholders’ equity	850,677	853,712	857,454	818,148	814,047
Total liabilities and stockholders’ equity	$7,112,399	$7,560,205	$7,172,344	$7,229,844	$6,994,786

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025
Interest and dividend income:
Loans and leases, including fees	$114,829	$107,775	$119,755	$222,604	$231,604
Mortgage-backed securities	7,590	7,812	8,580	15,402	17,566
Other investments	8,457	5,635	13,669	14,092	21,190
	130,876	121,222	142,004	252,098	270,360
Interest expense:
Deposits	4,274	206	4,086	4,480	4,861
FHLB advances and other borrowings	1,478	1,678	1,639	3,156	3,971
	5,752	1,884	5,725	7,636	8,832

Net interest income	125,124	119,338	136,279	244,462	261,528

Provision for credit loss	45,616	3,230	35,266	48,846	53,927

Net interest income after provision for credit loss	79,508	116,108	101,013	195,616	207,601

Noninterest income:
Refund transfer product fees	34,789	355	32,663	35,144	33,073
Refund advance and other tax fee income	57,514	131	48,585	57,645	49,110
Card and deposit fees	37,526	30,140	30,793	67,666	59,859
Rental income	10,947	11,620	13,200	22,567	26,908
(Loss) on sale of securities	—	—	(7,228)	—	(22,899)
Gain (loss) on divestitures	—	—	(1,360)	—	15,044
Secondary market revenue	3,574	4,157	15,378	7,731	19,755
Gain on sale of other	883	488	627	1,371	1,614
Other income	5,947	6,872	5,866	12,819	13,438
Total noninterest income	151,180	53,763	138,524	204,943	195,902

Noninterest expense:
Compensation and benefits	55,405	51,864	51,905	107,269	101,197
Refund transfer product expense	9,127	73	8,475	9,200	8,583
Refund advance expense	1,425	72	1,265	1,497	1,299
Card processing	33,475	30,437	36,239	63,912	69,552
Building and software	12,201	12,580	10,306	24,781	20,013
Operating lease equipment depreciation	9,075	9,995	11,779	19,070	23,206
Legal and consulting	5,331	5,554	5,879	10,885	11,103
Intangible amortization	971	718	1,082	1,689	1,894
Impairment expense	—	—	1,514	—	1,514
Other expense	16,446	15,920	19,733	32,366	37,612
Total noninterest expense	143,456	127,213	148,177	270,669	275,973

Income before income tax expense	87,232	42,658	91,360	129,890	127,530

Income tax expense	14,171	7,193	16,166	21,364	22,171

Net income before noncontrolling interest	73,061	35,465	75,194	108,526	105,359
Net income attributable to noncontrolling interest	151	299	237	450	436
Net income attributable to parent	$72,910	$35,166	$74,957	$108,076	$104,923

Less: Allocation of Earnings to participating securities(1)	70	49	263	128	402
Net income attributable to common shareholders(1)	72,840	35,117	74,694	107,948	104,521
Earnings per common share:
Basic	$3.37	$1.57	$3.16	$4.91	$4.37
Diluted	$3.35	$1.57	$3.14	$4.89	$4.35
Shares used in computing earnings per common share:
Basic	21,612,033	22,312,973	23,657,145	21,965,316	23,941,980
Diluted	21,720,222	22,381,460	23,776,023	22,065,346	24,039,020
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2026			2025
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$620,549	$4,886	3.19%	$926,841	$9,088	3.98%
Mortgage-backed securities	1,100,278	7,590	2.80%	1,240,243	8,580	2.81%
Tax-exempt investment securities	104,537	747	3.67%	116,976	797	3.50%
Asset-backed securities	132,041	1,500	4.61%	180,750	2,228	5.00%
Other investment securities	170,063	1,324	3.16%	207,973	1,556	3.03%
Total investments	1,506,919	11,161	3.06%	1,745,942	13,161	3.11%
Commercial finance	4,128,461	81,463	8.00%	3,597,280	73,053	8.24%
Consumer finance	146,499	7,187	19.90%	295,099	19,976	27.45%
Tax services	620,285	12,695	8.30%	557,229	11,913	8.67%
Warehouse finance	631,052	13,484	8.67%	638,747	14,813	9.41%
Total loans and leases	5,526,297	114,829	8.43%	5,088,355	119,755	9.54%
Total interest-earning assets	$7,653,765	$130,876	6.95%	$7,761,138	$142,004	7.43%
Noninterest-earning assets	648,512			611,851
Total assets	$8,302,277			$8,372,989

Interest-bearing liabilities:
Interest-bearing checking	$3,537	$—	0.01%	$2,462	$—	0.04%
Savings	50,501	4	0.03%	53,120	3	0.02%
Money markets	209,841	138	0.27%	179,591	270	0.61%
Time deposits	2,640	6	0.91%	4,213	3	0.25%
Wholesale deposits	431,278	4,126	3.88%	349,706	3,810	4.42%
Total interest-bearing deposits (a)	697,797	4,274	2.48%	589,092	4,086	2.81%
Overnight fed funds purchased	87,836	862	3.98%	88,522	1,003	4.60%
Subordinated debentures	19,830	357	7.30%	19,728	355	7.29%
Other borrowings	13,661	259	7.68%	13,661	281	8.34%
Total borrowings	121,327	1,478	4.94%	121,911	1,639	5.45%
Total interest-bearing liabilities	819,124	5,752	2.85%	711,003	5,725	3.27%
Noninterest-bearing deposits (b)	6,323,247	—	—%	6,592,216	—	—%
Total deposits and interest-bearing liabilities	$7,142,371	$5,752	0.33%	$7,303,219	$5,725	0.32%
Other noninterest-bearing liabilities	307,071			294,080
Total liabilities	7,449,442			7,597,299
Shareholders' equity	852,835			775,690
Total liabilities and shareholders' equity	$8,302,277			$8,372,989
Net interest income and net interest rate spread including noninterest-bearing deposits		$125,124	6.62%		$136,279	7.11%

Net interest margin			6.63%			7.12%
Tax-equivalent effect			0.01%			0.01%
Net interest margin, tax-equivalent(2)			6.64%			7.13%

Total cost of deposits (a+b)	7,021,044	4,274	0.25%	7,181,308	4,086	0.23%
(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2026 and 2025 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Equity to total assets	11.96%	11.29%	11.96%	11.32%	11.64%
Book value per common share outstanding	$39.89	$38.51	$37.65	$35.64	$34.55
Tangible book value per common share outstanding	$25.41	$24.54	$24.02	$22.09	$21.31
Common shares outstanding	21,327,534	22,169,535	22,772,570	22,953,608	23,558,939
Nonperforming assets to total assets	1.68%	1.47%	1.42%	1.03%	0.59%
Nonperforming loans and leases to total loans and leases	2.39%	2.15%	2.05%	1.49%	0.88%
Net interest margin	6.63%	6.95%	7.46%	7.43%	7.12%
Net interest margin, tax-equivalent	6.64%	6.96%	7.47%	7.44%	7.13%
Return on average assets	3.56%	1.87%	2.09%	2.36%	3.63%
Return on average equity	34.67%	16.76%	18.93%	21.19%	39.19%
Return on average tangible equity	54.41%	26.72%	30.65%	34.77%	65.66%
Full-time equivalent employees	1,181	1,170	1,179	1,178	1,155

Non-GAAP Reconciliations

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Average interest earning assets	$7,653,765	$6,812,693	$7,761,138
Net interest income	$125,124	$119,338	$136,279
Net interest margin	6.63%	6.95%	7.12%
Average total deposits	$7,021,044	$6,173,866	$7,181,308
Deposit interest expense	$4,274	$206	$4,086
Cost of deposits	0.25%	0.01%	0.23%

Adjusted Net Interest Margin(1)
Average interest earning assets	$7,653,765	$6,812,693	$7,761,138
Net interest income	125,124	119,338	136,279
Less: Contractual, rate-related processing expense associated with deposits on the Company's balance sheet	23,971	23,013	26,852
Less: Gross interest income on consumer finance loans	814	905	11,937
Adjusted net interest income	$100,339	$95,420	$97,490
Adjusted net interest margin	5.32%	5.56%	5.09%
Average total deposits	$7,021,044	$6,173,866	$7,181,308
Deposit interest expense	4,274	206	4,086
Add: Contractual, rate-related processing expense associated with deposits on the Company's balance sheet	23,971	23,013	26,852
Adjusted deposit expense	$28,245	$23,219	$30,938
Adjusted cost of deposits(2)	1.63%	1.49%	1.75%
1) Adjusted net interest margin includes contractual, rate-related processing expense associated with deposits on the Company's balance sheet and excludes the gross interest income on consumer finance loans.
2) Adjusted cost of deposits includes contractual, rate-related card processing expense associated with deposits on the Company’s balance sheet.

Pathward, N.A. Period-end Tier 1 Leverage
(Dollars in thousands)	March 31, 2026
Total stockholders' equity	$882,773
Adjustments:
Less: Goodwill, net of associated deferred tax liabilities	284,471
Less: Certain other intangible assets	17,306
Less: Net deferred tax assets from operating loss and tax credit carry-forwards	1,207
Less: Net unrealized gains (losses) on available for sale securities	(138,462)
Less: Noncontrolling interest	(785)
Common Equity Tier 1	719,036
Tier 1 minority interest not included in common equity Tier 1 capital	—
Total Tier 1 capital	$719,036

Total Assets (Quarter Average)	$8,304,851
Add: Available for sale securities amortized cost	165,767
Add: Deferred tax	(41,027)
Less: Deductions from CET1	302,983
Adjusted total assets	$8,126,608
Pathward, N.A. Regulatory Tier 1 Leverage	8.85%

Total Assets (Period End)	$7,113,101
Add: Available for sale securities amortized cost	184,002
Add: Deferred tax	(45,541)
Less: Deductions from CET1	302,983
Adjusted total assets	$6,948,579
Pathward, N.A. Period-end Tier 1 Leverage	10.35%